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                                                                   EXHIBIT 12.2
                   INCOME OPPORTUNITY REALTY INVESTORS, INC.

          CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED
                FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS
                      (AMOUNTS IN THOUSANDS EXCEPT RATIOS)



                          THREE MONTHS
                         ENDED MARCH 31,
                              2002        YEAR ENDED DECEMBER 31,
                         ---------------  -----------------------
                                            2001        2000
Income(Loss) From
Continuing Operations
Before Income Taxes ...       5,073        (3,462)     16,794
Fixed Charges .........       1,062         6,074       5,079
Income From Continuing
Operations
Before Income Taxes and
Fixed Charges .........       6,135         2,612      21,873

Fixed Charges:
Interest Expense ......       1,062         6,074       5,079
Preferred Dividends ...         -0-           -0-         -0-
                             ------        ------      ------
                              1,062         6,074       5,079
Ratio of Earnings to
Fixed Charges .........        5.78            --        4.31



Note: For purposes of this calculation, earnings before fixed charges consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs).